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                      August 27, 2020

       Neal Froneman
       Chief Executive Officer
       Sibanye Stillwater Limited
       Constantia Office Park
       Bridgeview House, Building 11, Ground Floor
       Cnr 14th Avenue & Hendrik Potgieter Road
       Weltevreden Park, 1709 South Africa
       011-27-11-278-9600

                                                        Re: Sibanye Stillwater
Limited
                                                            Form 20-F for the
Fiscal Year ended December 31, 2019
                                                            Filed April 28,
2020
                                                            File No. 333-234096

       Dear Mr. Froneman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Charl Keyter